Amendment No. 4 to the Third Amended and Restated
Administration Agreement

This Amendment No. 4, dated December 14, 2018 (the “Effective Date”) to the Third Amended and Restated Administration Agreement (this “Amendment”), by and between Segall Bryant & Hamill Trust, a Massachusetts business trust (the “Trust”) and Segall Bryant & Hamill LLC (“SBH LLC”).

WHEREAS, the Trust and SBH LLC entered into a Third Amended and Restated Administration Agreement dated May 1, 2012, as amended (the “Agreement”); and

WHEREAS, on December 14, 2018 the Trust and SBH LLC wish to amend the Agreement to include a new series of the Trust, Westcore Short Term Plus Fund.

NOW THEREFORE,

1.	The Parties agree to delete Exhibit 1 in its entirety and replace it with a new Exhibit 1 attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

SEGALL BRYANT & HAMILL TRUST		SEGALL BRYANT & HAMILL LLC

By:		By:
Name:	Jasper R. Frontz	Name:	Philip L. Hildebrandt
Title:	Treasurer and Chief Compliance Officer	Title:	Chief Executive Officer

EXHIBIT 1

(effective as of December 14, 2018)

Segall Bryant & Hamill Micro Cap Fund

Segall Bryant & Hamill Small Cap Value Dividend Fund

Segall Bryant & Hamill Small Cap Growth Fund

Segall Bryant & Hamill Smid Cap Value Dividend Fund

Segall Bryant & Hamill Mid-Cap Value Dividend Fund

Segall Bryant & Hamill Large-Cap Dividend Fund

Segall Bryant & Hamill Fundamental International Small Cap Fund

Segall Bryant & Hamill Global Large Cap Fund

Segall Bryant & Hamill Short Term Plus Fund

Segall Bryant & Hamill Plus Bond Fund

Segall Bryant & Hamill Quality High Yield Fund

Segall Bryant & Hamill Municipal Opportunities Fund

Segall Bryant & Hamill Colorado Tax Free Fund